UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

Perfumania Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	0-19714	65-0977964
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

35 Sawgrass Drive, Suite 2 Bellport, NY 11713
(Address of Principal Executive Offices) (Zip Code)

(631) 866-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As disclosed in the Form 10-Q filed by Perfumania Holdings, Inc. (the “Company”) on December 17, 2008, at November 1, 2008, the Company was not in compliance with the Maximum Leverage Ratio covenant under its $250 million revolving credit facility with a syndicate of banks for which General Electric Capital Corporation (“GE”) serves as Agent (the “Senior Credit Facility”). Non-compliance with this covenant constitutes an Event of Default under the Senior Credit Facility.

On January 22, 2009, GE notified the Company that, effective on January 23, 2009, based on the continuance of the Event of Default, GE has elected to impose the Default Rate of interest on outstanding borrowings as permitted by the Senior Credit Facility. The Default Rate is 2% higher than the interest rate otherwise applicable to outstanding borrowings under the Senior Credit Facility, which is currently the higher of (i) The Wall Street Journal corporate “base rate” or (ii) the federal funds rate plus 0.50%, plus in either case a margin of 1.25%. The Default Rate will apply until the Event of Default has been cured or waived.

The Company also has outstanding obligations aggregating $55 million to certain trusts established by, and $35 million to a corporation owned by, members of the Nussdorf family, who are principal shareholders of the Company. These obligations bear interest at a rate equal to 2%, for the trusts, and 1%, for the corporation, over the rate in effect from time to time on the revolving loans under the Senior Credit Facility. Accordingly, as of January 23, 2009, the 2% increase in the interest rate on the Senior Credit Facility caused similar increases in the rates payable on these obligations. No interest was payable under any of these obligations until January 31, 2009. However, all these obligations are subordinated to the Senior Credit Facility, and no payments may be made on any of these obligations until the Event of Default under the Senior Credit Facility has been cured or waived. This constitutes a default under each of the subordinated obligations. As a result, commencing on February 13, 2009, each of the subordinated obligations will also accrue additional interest at the 3% default rate provided by their terms until the Company is permitted to begin making payments on those obligations. As provided in the subordination agreement with GE, this additional default interest amount may not be paid until the Senior Credit Facility is paid in full and terminated.

In addition, the Company has outstanding a $5 million convertible note held by Stephen and Glenn Nussdorf. This note, which is also subordinated to the Senior Credit Facility, bears interest at the prime rate plus 1%, requires quarterly interest payments, and matures on January 29, 2009. As a result of the Event of Default under the Senior Credit Facility, the Company was prohibited by the subordination agreement with GE from making the December 31, 2008 interest payment under the convertible note. This triggered a default under the convertible note, resulting in an increase of 2% in the applicable interest rate. As provided in the subordination agreement with GE, neither the principal of the convertible note nor this additional default interest amount may be paid until the Senior Credit Facility is paid in full and terminated.

As disclosed in the December 17, 2008 Form 10-Q, the Event of Default under the Senior Credit Facility also permits the lenders to accelerate the indebtedness and terminate the Senior Credit Facility, which would cause all amounts outstanding, including all accrued interest and unpaid fees, to become immediately due and payable. Management has requested a waiver of non-compliance from the lenders and while management believes that the Company will receive such waiver, there can be no assurance that the waiver will be received or that there will not be a material cost for a waiver. Any such action taken by the lenders could result in the Company’s having to refinance the Senior Credit Facility and obtain an alternative source of financing. Due to the current weakness in the credit markets, there is no assurance that such financing would be obtained, or if such refinancing is obtained, that the terms of a new facility would be on terms comparable to the current Senior Credit Facility. If the Company is unable to obtain such financing, its operations and financial condition would be materially adversely affected and it would be forced to seek an alternative source of liquidity, such as by selling additional securities, to continue operations, or to limit its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perfumania Holdings, Inc.

Date: January 28, 2009	By:	/s/ Donna Dellomo
Donna Dellomo
Chief Financial Officer